                                                                      EXHIBIT 11

                              INSTRON CORPORATION

          COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                                  (Unaudited)

                                                                    Three Months Ended                  Nine months ended
                                                                ---------------------------        ----------------------------
                                                                September 30,    October 1,        September 30,     October 1,
                                                                    1995            1994               1995             1994
                                                                -------------    ----------        -------------     ----------
Net income                                                      $  788,000       $  549,000        $2,690,000        $2,311,000
                                                                ==========       ==========        ==========        ==========
Primary earnings per share:
Weighted average number of common shares outstanding             6,332,525        6,288,107         6,319,872         6,288,107

      Add: Shares arising from the assumed exercise
           of stock otions (as determined under the
           Treasury Stock Method)                                  100,304           51,087            99,307            42,694
                                                                ----------       ----------        ----------        ----------

      Weighted average of common and equivalent shares           6,432,829        6,339,194         6,419,179         6,330,801
                                                                ==========       ==========        ==========        ==========

         Primary earnings per share                             $      .12       $      .09        $      .42        $      .37
                                                                ==========       ==========        ==========        ==========
      Fully diluted earnings per share (1):
         Weighted average of common and equivalent shares
         outstanding (as determined for the Primary
         earnings per share calculation above)                   6,432,829        6,339,194         6,419,179         6,330,801
         Add:  Additional shares arising from the assumed
                  exercise of stock options (as determined
                  under the Treasury Stock Method)                  47,927           42,260            48,924            50,653
                                                                ----------       ----------        ----------        ----------

      Weighted average of common and equivalent shares           6,480,756        6,381,454         6,468,103         6,381,454
                                                                ==========       ==========        ==========        ==========

         Fully diluted earnings per share                       $      .12       $      .09        $      .42        $      .36
                                                                ==========       ==========        ==========        ==========

Note (1):  This calculation is submitted in accordance with the Securities Act of 1993 Release No. 5,133 although it is not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.


                                       14